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                            SOBIESKI BANCORP, INC.

                        RECOGNITION AND RETENTION PLAN


      1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining officers and directors of the Corporation and its Affiliates.

       2.  Definitions.  The following definitions are applicable to the Plan:

           "Award" - means the grant of Restricted Stock by the Committee, as provided in the Plan.

           "Affiliate" - means any "parent corporation" or "subsidiary corporation" of the Corporation, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

           "Association" - means Sobieski Federal Savings and Loan Association of South Bend, a savings institution and its predecessors and successors.

           "Code" - means the Internal Revenue Code of 1986, as amended.

           "Committee" - means the Committee referred to in Section 6 hereof.

           "Continuous Service" - means the absence of any interruption or termination of service as a director, advisory director, officer or employee of the Corporation or any Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Corporation or any Affiliate or in the case of transfers between payroll locations of the Corporation or between the Corporation, its subsidiaries or its successor.
           "Corporation" - means Sobieski Bancorp, Inc., a Delaware corporation.

           "Disinterested Person" - means any member of the Board of Directors of the Corporation who is not being and within the prior year has not been, granted any awards related to the shares under this Plan or any other plan of the Corporation or any of its Affiliates except for awards which (i) are calculated in accordance with a formula as contemplated in paragraph (c)(2)(ii) of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended; (ii) result from participation in an ongoing securities acquisition plan meeting the conditions of paragraph (d)(2) of Rule 16b-3; or (iii) arise from an election by a director to receive all or part of his board fees in securities.

           "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended.

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           "Participant" - means any director, officer or employee of the
Corporation or any Affiliate who is selected by the Committee to receive an Award and any director or advisory director of the Corporation who is granted an Award pursuant to Section 12 hereof.

           "Plan" - means the Recognition and Retention Plan of the Corporation.

           "Restricted Period" - means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under
Section 3 hereof with respect to Restricted Stock awarded under the Plan.

           "Restricted Stock" - means Shares which have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in Section 3 hereof, so long as such restrictions are in effect.

           "Shares" - means the common stock, par value $0.01 per share, of the Corporation.

      3. Terms and Conditions of Restricted Stock. The Committee shall have full and complete authority, subject to the limitations of the Plan, to grant awards of Restricted Stock and, in addition to the terms and conditions contained in paragraphs (a) through (f) of this Section 3, to provide such other terms and conditions (which need not be identical among Participants) in respect of such Awards, and the vesting thereof, as the Committee shall determine.

           (a) At the time of an award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period, during which or at the expiration of which, as the Committee shall determine and provide in the agreement referred to in paragraph (d) of this Section 3, the Shares awarded as Restricted Stock shall vest, and subject to any such other terms and conditions as the Committee shall provide, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, except as hereinafter provided, during the Restricted Period. Except for such restrictions, and subject to paragraphs (c) and (e) of this Section 3 and
Section 4 hereof, the Participant as owner of such shares shall have all the rights of a stockholder. No director who is not an employee of the Corporation or the Association shall be granted Awards with respect to more than 5% of the total shares subject to the Plan. All non-employee directors of the Corporation, in the aggregate, may not be granted Awards with respect to more than 30% of the total shares subject to the Plan and no individual shall be granted Awards with respect to more than 25% of the total shares subject to the Plan. No Awards shall begin vesting earlier than one year from the date the Plan is ratified by stockholders of the Corporation and no Awards shall vest at a rate in excess of 20% per year beginning from the date of grant. In the event Office of Thrift Supervision Regulations are amended (the "Amended Regulations") to permit shorter vesting periods, any Award made pursuant to this Plan, which Award is subject to the requirements of such Amended Regulations, may vest, at the sole discretion of the Committee, in accordance with such Amended Regulations. Subject to compliance with Office of Thrift Supervision Regulations, the Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by
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reason of changes in applicable tax or other laws or other changes in circum-

stances occurring after the commencement of such Restricted Period.

           (b) If a Participant ceases to maintain Continuous Service for any reason (other than death or disability), all Shares of Restricted Stock awarded to such Participant and which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this
Section 3 shall upon such termination of Continuous Service be forfeited and returned to the Corporation. If a Participant ceases to maintain Continuous Service by reason of death or disability, Restricted Stock then still subject to restrictions imposed by paragraph (a) of this Section 3 will be free of those restrictions.

           (c) Each certificate in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:

           "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Recognition and Retention Plan of Sobieski Bancorp, Inc. Copies of such Plan are on file in the offices of the Secretary of Sobieski Bancorp, Inc., 740 South Walnut Street, South Bend, Indiana 46619-3800."

           (d) At the time of any Award, the Participant shall enter into an agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee, in its sole discretion, shall determine (the "Restricted Stock Agreement").

           (e) At the time of an award of shares of Restricted Stock, the Committee shall determine that the payment to the Participant of dividends declared or paid on such shares by the Corporation shall be deferred until the lapsing of the restrictions imposed under paragraph (a) of this Section 3, and shall be held by the Corporation for the account of the Participant until such time. There shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends, together with interest accrued thereon, shall be made upon the earlier to occur of the lapsing of the restrictions imposed under paragraph (a) of this Section 3 or upon death or disability of the Participant.

           (f) At the expiration of the restrictions imposed by paragraph (a) of this Section 3, the Corporation shall redeliver to the Participant (or where the relevant provision of paragraph (b) of this Section 3 applies in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it pursuant to paragraph (c) of this Section 3 and the Shares represented by such certificate(s) shall be free of the restrictions referred to in paragraph (a) of this Section 3.

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      4.   Adjustments Upon Changes in Capitalization.  In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares with respect to which Awards have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of stock or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Stock shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Corporation in the manner provided in Section 3 hereof.

      5. Assignments and Transfers. No Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA or the rules thereunder.

      6. Administration. The Plan shall be administered by a Committee consisting of two or more members, each of whom shall be a Disinterested Person. The members of the Committee shall be appointed by the Board of Directors of the Corporation. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion, subject to Office of Thrift Supervision Regulations, to (i) select Participants and grant Awards; (ii) determine the number of shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

      A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

      7.   Shares Subject to Plan.  Subject to adjustment by the operation of
Section 4 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 4% of the total Shares sold in the Association's conversion to stock form, subject to the Association's capital level meeting OTS regulatory requirements at the time of submission to stockholders. The shares with respect to which Awards may be made under the Plan may be either authorized and unissued shares or issued shares reacquired and held as treasury shares. An Award shall not be considered to have been made under the Plan with respect to Restricted Stock which is forfeited and new Awards may be granted under the Plan with respect to the number of Shares as to which such forfeiture has occurred.

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      8.   Employee Rights Under the Plan.  No director, officer or employee shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no director, officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation, the Association or any Affiliate.

      9. Withholding Tax. Upon the termination of the Restricted Period with respect to any shares of Restricted Stock (or at any such earlier time, if any, that an election is made by the Participant under Section 83(b) of the Code, or any successor provision thereto, to include the value of such shares in taxable income), the Corporation may withhold from any payment or distribution made under this Plan sufficient Shares or may withhold or cause to be paid by the Participant sufficient cash to cover any applicable withholding and employment taxes. The Corporation shall have the right to deduct from all dividends paid with respect to shares of Restricted Stock the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments. No discretion or choice shall be conferred upon any Participant with respect to the form, timing or method of any such tax withholding.

      10. Amendment or Termination. The Board of Directors of the Corporation may amend, suspend or terminate the Plan or any portion thereof at any time, subject to Office of Thrift Supervision Regulations, provided, however, that no such amendment, suspension or termination shall impair the rights of any Participant, without his consent, in any Award made pursuant to the Plan.

      Notwithstanding anything in this Plan to the contrary, to the extent that the Plan provides for formula awards, as defined in Rule 16b-3(c)(2)(ii) under the Securities Exchange Act of 1934, as amended, such provisions may not be amended more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.

      11. Term of Plan. The Plan shall become effective upon its ratification by stockholders of the Corporation, following completion of the Association's conversion to stock form. It shall continue in effect for a term of ten years unless sooner terminated under Section 10 hereof.

      12. Initial Grants. By, and simultaneously with, the ratification of this Plan by the stockholders of the Corporation, each member of the Board of Directors of the Corporation and each advisory director of the Corporation at the time of stockholder ratification, who is not a full-time Employee, is hereby granted an Award of 1,932 Shares of Restricted Stock. Each such Award shall be evidenced by a Restricted Stock Agreement in a form approved by the Committee administering this Plan and shall be subject in all respects to the terms and conditions of this Plan, which are controlling. In addition, each non-employee director of the Corporation first elected subsequent to the time of stockholder ratification of this Plan, shall be issued an Award equal to the fair market value of 1,932 Shares as determined at the time of stockholder ratification of this Plan, subject to availability. All Awards of Restricted Stock granted pursuant to this Section 12 shall be rounded down to the nearest whole share to the extent necessary to ensure that no shares
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of Restricted Stock representing fractional shares are issued.  Each of the
Awards granted in this Section 12 shall vest in five equal annual installments, with the first installment vesting on the one year anniversary of the date of the grant. Awards granted pursuant to this Section 12 are subject to the conditions of the Plan, including the requirement that the director maintain Continuous Service with the Corporation, provided that no Awards shall be earned in any fiscal year in which the Association fails to meet all of its fully phased-in capital requirements.